EXHIBIT 99.1

MAGNUS INTERNATIONAL RESOURCES INC. ACQUIRES 30% INTEREST IN THE XIXIA
TITANIUM PROPERTY

Las Vegas, Nevada – March 28, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) announces plans to become a major participant in China’s titanium dioxide (TiO2) market. The Company has acquired an option to purchase 30% of what is potentially one of China’s largest high-quality titanium properties, at Xixia in Henan Province.  Although Magnus has not received sufficiently qualified reports, the Company reasonably believes, based on other Chinese reports and existing data, that the property contains titanium mineralization of significant value.

The 30% interest will include all mining, extraction, processing, mineral sales rights and all other rights to this potentially world-class titanium property.

Titanium Dioxide Development Opportunity – Xixia Titanium Property

The Xixia TiO2 property lies within Henan Province in central China, and comprises a 34 square km mineralization zone approximately 18km long and 1 to 2 km wide. Titanium occurs at Xixia as the mineral rutile. Compared to other mineral forms of Titanium, the mineral rutile commands a higher price per tonne, can be used for a wider range of end products, and is cleaner to process environmentally. Based on the geologic characteristics of the mineralized system, the Titanium-bearing rutile at the Xixia property has a good chance of being high purity and capable of producing a high-value end product. Previous smaller scale mining and milling activity on the property support this assessment.

A non-qualifying report (which does not satisfy the applicable requirements of the Securities and Exchange Commission or other various securities regulators) by the Tiandiren Geological and Mineral Products Company of China has documented mineralization of 923 million tonnes containing 2.4% TiO2 as rutile. Much of the rutile resource occurs at and near surface in easily mineable soils and weathered rock. The report was completed in 2004, and the findings require confirmation in compliance with Guide 7 (United States) and National Instrument 43-101 (Canada) resource estimation protocols. It is anticipated that a Guide 7 and NI 43-101 compliant resource estimation work program will be contributed through Magnus as part of the property exploration and evaluation.

According to the available documents (which are non-compliant to Guide 7 and NI 43-101), the property is reported to contain as much as 22 million tonnes of TiO2 containing 13.2 million tones of Titanium metal. Titanium sponge metal has been selling recently at about US$24/kg, or US$ 24,000 per tonne. Mineral recoveries, mining costs, processing and refining costs, and other costs all need to be established for the project, but the property likely represents a significant Titanium asset that can be of considerable value, and can supply Titanium to China’s rapidly expanding economy. Under the terms of the agreement, Magnus is initiating a 90-day due diligence period to further evaluate this significant opportunity.

Please note that the information provided above is based on various reports and information that have not been properly qualified under any exchange rules or regulations. While Company management believes in the accuracy of the information, significant steps must still be taken before the Company will be capable of making any type of actual resource estimation. Any reference above to actual volumes and/or grades are strictly based on non-qualifying reports and previously existing data, and may not reflect actual resources estimates made by the Company, if ever, based on means acceptable for such calculations under exchange rules.

China’s Expanding Role in the Global Titanium Market

China is the world’s fastest-growing TiO2 market and the second largest country for total TiO2 consumption (UBS “Chinese TiO2 Markets.” February 2004). It is currently consuming approximately 650,000 tonnes per year of TiO2, and is a net importer of titanium dioxide (TZ Minerals International research, March, 2006). In line with the anticipated massive expansion in TiO2 consumption, DuPont recently announced plans for a world-class titanium dioxide plant for the city of Donying in China, to have an annual capacity of 200,000 tons. DuPont’s total investment will exceed US$1 billion.

Global rutile production is expected to increase by approximately 50% from 2005 through 2007. Rutile Ti02 processing in China is expected to increase significantly as more modern and environmentally cleaner chloride processing technology becomes available (TZ Minerals International research, March, 2006).

Approximately 93% of the world’s titanium mineral production is used in the making of TiO2 pigment, a white powder with high opacity and brilliant whiteness. It is an essential ingredient for paints, plastics, paper and inks and fabrics. The remaining 7% of global production is used for aerospace applications, surgical equipment, sporting goods and welding fluxes. Titanium is an essential ingredient for China’s rapid and impressive industrial expansion.

Magnus International Resources’ Expansion in China

Magnus is already well-established in China’s gold mining industry. The Company owns 90% of the Huidong part of the Boka-Huidong trend in western China, just north of the same trend where Southwestern Resources has made major discoveries. Mining securities analysts’ gold resource projections have reached as high as 14 million ounces of gold at Southwestern’s Boka project. Magnus holds a 83 sq.km section on this same trend, just to the northwest. Over 17,000 soil samples have already been collected and over 10,000 tested, confirming gold concentrations similar to those found in Southwestern’s share of the Boka trend. Magnus is also earning a 90% interest in the 113 sq.km Mangshi property in western Yunnan province. Previous results indicate a similar style of gold mineralization to Nevada’s Carlin Trend.

About Magnus International Resources, Inc.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in the two above-mentioned Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties. The information presented herein is based upon certain assumptions made by the Company which are in turn based upon what the Company believes is accurate information, but that information has not been verified completely by appropriate sources.  If any of the assumptions are false, including but not limited to the numerical and other qualitative information presented within, the information presented herein may not be completely reliable.  Therefore, the actual results of the Company may be different than those contemplated herein.